EXHIBIT 14

[Standards of Business Conduct]

THE MANY FACES OF HEALTHSOUTH

Your Role in Corporate Compliance and Ethics

CORPORATE COMPLIANCE AND ETHICS PROGRAM STANDARDS OF BUSINESS CONDUCT

As revised and approved by the Compliance Committee of the Board of Directors | October 17, 2003

Contents

Corporate Compliance and Ethics Program
Important Contact Information and Resources	3
Corporate Values	4
Introduction to Our Corporate Compliance and Ethics Program	5
Corporate Integrity Agreement	5
Your Responsibilities	6
Consequences of Non-Compliance	7
How to Report a Possible Violation	8
Our Commitment to You	10

Standards of Business Conduct
Our Business	12
Compliance with Laws and Regulations	12
Quality Services	13
Treatment of Patients	14
Acting Ethically and with Integrity	14
Our Working Environment	16
Health and Safety	16
A Positive Environment	17
Open and Full Communication	17
Our Company; Our Assets; Our Future	18
Books and Record Keeping; Internal Controls	18
Protection of Property	19

This booklet is a general reference for HEALTHSOUTH directors, officers and employees. It does not describe all applicable laws or all HEALTHSOUTH policies, nor does it give full details of any individual law or policy. If you have any questions, you should contact the Corporate Compliance Office.

HEALTHSOUTH reserves the right to modify, revise or alter any policy, procedure or condition of employment at its sole discretion. This booklet is not an employment contract. Employment with HEALTHSOUTH is at will and for an indefinite period, and may be terminated, with or without cause, at the will of either the employee or HEALTHSOUTH. The information herein supersedes previous versions of the information contained in this booklet.

Important Contact Information and Resources

Corporate Compliance Office

Corporate Compliance Office

HEALTHSOUTH Corporation

P.O. Box 380243

Birmingham, Alabama 35238

Phone: 205 970-5900

Facsimile: 205 970-4854

E-mail: corporate.compliance@healthsouth.com

Corporate Compliance Hotline

Phone: 888 800-2577

Corporate Human Resources Department

Phone: 800 765-4772, Ext. 4725

Compliance Website

http://compliance.healthsouth.com

The Corporate Compliance Office maintains the Compliance Website as a resource for compliance information and contacts. The Compliance Website contains helpful information, questions and answers and other resources about the policies and procedures summarized in this booklet.

To Obtain a Copy in Spanish

The HEALTHSOUTH Standards of Business Conduct are available in Spanish. To obtain a copy in Spanish, please have your facility administrator or Human Resources Department fax a Material Request Form to the Corporate Warehouse. The Corporate Warehouse fax number is 205 970-7935.

Para Obtener una Copia en Español

Las Normas de Conducta de HEALTHSOUTH están disponibles en Español. Para obtener una copia en Español, por favor solicite de su Administrador o del departamento de Recursos Humanos (Personnel) que envién un fax en el formulario entitulado “Solicitud de Materiales” (Material Request Form) al almacén de la Corporación en Birmingham, Alabama. El número del fax del almacén es 205 970-7935.

Corporate Values

HEALTHSOUTH’s way of doing business is based upon the fundamental human relationships involved in the delivery of quality healthcare services. Therefore, we place primary value upon our patients, their families and our employees.

HEALTHSOUTH is dedicated to providing superior care to those individuals whose lives are entrusted to us. Our dealings with them will be professional, courteous, helpful and cooperative.

HEALTHSOUTH’s employees are critical to its success as a corporation. We will respect their individuality, recognize and reward their good performance, provide opportunities for their growth and development and encourage their participation in the decision-making process.

HEALTHSOUTH considers respect, trust and integrity to be essential in all its dealings. We expect honest, ethical and lawful behavior from ourselves, and we encourage it in others.

HEALTHSOUTH values and encourages responsible individual and corporate citizenship. We recognize our obligation to be a positive influence in the communities in which we maintain a corporate presence.

HEALTHSOUTH is progressive in its response to the changing needs of its industry and prudent in the management of its resources. We value superior, high-quality work at the individual, facility and corporate levels.

HEALTHSOUTH is committed to providing full, fair, accurate, timely and understandable information in all of our public communications.

Introduction to Our Corporate Compliance and Ethics Program

HEALTHSOUTH is committed to conducting business legally and ethically. The Corporate Compliance and Ethics Program was implemented to assist HEALTHSOUTH directors, officers and employees in making the right choices regarding our business practices.

The Corporate Compliance Officer, who heads the Corporate Compliance and Ethics Program, is a member of senior management who reports directly to the Compliance Committee of the Board of Directors and, periodically, meets with and reports the state of our Program to the Compliance Committee.

The Compliance Committee of the Board of Directors will review the Corporate Compliance and Ethics Program and the Standards of Business Conduct annually. You will be required on an annual basis to read the Standards of Business Conduct and acknowledge in writing that you understand them.

Corporate Integrity Agreement

HEALTHSOUTH is subject to a Corporate Integrity Agreement with the Office of Inspector General (OIG) of the Department of Health and Human Services. All HEALTHSOUTH employees are required to comply with the requirements of the Corporate Integrity Agreement and with all applicable federal healthcare program requirements. The Corporate Integrity Agreement requires us, among other things, to:

•	maintain our Standards of Business Conduct and the Compliance Hotline;

•	provide compliance training for all employees;

•	conduct various reviews of cost reporting, billing and coding practices and report on them to the OIG;

•	disclose information concerning violations of federal healthcare program requirements to the OIG; and

•	provide various other reports to the OIG.

Failure to comply with the requirements of the Corporate Integrity Agreement or federal healthcare programs, or to report violations or suspected violations, could pose a serious risk to HEALTHSOUTH, to our employees, investors and patients, and to you personally. See “Consequences of Non-Compliance” on page 7 of this booklet. Violations or suspected violations of the Corporate Integrity Agreement or applicable federal healthcare program requirements should be reported in accordance with the procedures set forth in “How to Report a Possible Violation” on page 8 of this booklet. If you have any questions about the Corporate Integrity Agreement, please contact the Corporate Compliance Office.

Acting Ethically: Questions to Ask

Asking yourself these questions can help determine if a course of action is ethical:

•	Are my actions legal?

•	Am I being fair and honest?

•	Am I acting in accordance with HEALTHSOUTH’s Standards of Business Conduct?

•	Would failing to act make the situation worse or allow a “wrong” to continue?

•	How would my actions look if they were reported on the front page of the newspaper?

•	If I were testifying in court and asked to explain what I had done, how would I respond?

Your Responsibilities

•	Know and understand these Standards of Business Conduct. You are expected to read and understand these standards. If you have any questions about any Standards of Business Conduct or how they apply to you, please contact the Corporate Compliance Office.

•	Know the law. These standards do not require you to be a legal expert. You are expected, however, to be familiar with the laws that apply to your specific job function and level of responsibility. Pay close attention to all training information and policies, and if you are not sure whether a law or standard applies, then ask.

•	Act in accordance with the law and these Standards of Business Conduct. It is not enough just to know the law and the standards, you must apply them every day in the course of your job.

•	Ask tough questions. If you have any doubts about the ethical or legal implications of a situation, bring the matter to the attention of your supervisor or the Corporate Compliance Office.

•	Report violations. You are responsible for reporting violations, or suspected violations, of any applicable law, rule or regulation, these Standards of Business Conduct or any other policies of HEALTHSOUTH to the Corporate Compliance Office. If you think you have knowledge of wrongdoing or potential wrongdoing, it’s your job to tell us about it.

•	Don’t make assumptions. Do not assume that “senior management already knows” or “management doesn’t care about this.” Also, do not assume that no action will be taken. HEALTHSOUTH management is dedicated to ensuring that the standards of legal and ethical behavior are upheld. In fact, responsible managers are obligated to respond to an employee’s concerns. We want you to tell us if something is wrong.

•	Don’t be pressured. You are never expected to violate a law, policy, or ethical standard of your profession, nor should you ever feel encouraged or pressured to do so – even if the violation will improve the bottom line or help meet a performance goal. Always act with integrity. Remember that there will never be retaliation for appropriately reporting any pressure to violate these standards.

•	Help improve the process. If you have a suggestion for improving this Program’s controls and processes, please let us know. You are also expected to assist us in making this Program effective by cooperating with company representatives in internal investigations.

•	Report exclusions and convictions. You are responsible for immediately advising the Corporate Compliance Office and your supervisor if you are excluded from participation in federal reimbursement programs or federal contracts, if you otherwise become an “ineligible person” for participation in such programs or contracts, or if a sanction is imposed against your professional license. If you are convicted of a felony, you are responsible for reporting this to the Corporate Human Resources Department and your supervisor.

Consequences of Non-compliance

Your failure to comply with applicable laws, including federal healthcare program requirements, or with the requirements of the Corporate Compliance and Ethics Program or the Corporate Integrity Agreement, or to report violations or suspected violations, could pose serious risks to HEALTHSOUTH, our employees and investors, the patients we serve, and you personally. The following table shows only some of the possible consequences of non-compliance.

Consequences for you may include:	Consequences for HEALTHSOUTH may include:
Criminal prosecution, fines, imprisonment and other penalties.	Criminal prosecution, fines and other penalties.

Civil monetary and other penalties.	Civil monetary and other penalties.

Termination of employment.	Exclusion from participation in government healthcare programs, such as Medicare.

Other forms of disciplinary action, as determined by HEALTHSOUTH.	Loss of business.

Exclusion from participation in government healthcare programs, such as Medicare.	Damage to HEALTHSOUTH’s good name, trade and patient relations and business opportunities.

Damage to your reputation and inability to find similar employment.

Consequences for our patients and the public may include:	Consequences for investors may include:
Reduced access to care.	Loss of investment value.

Reduced quality of care.	Loss of confidence in HEALTHSOUTH.

Higher cost of care.

Loss of good faith in HEALTHSOUTH and possibly in other providers.

How to Report a Possible Violation

It is your responsibility to report questionable behavior. Below is a summary of the procedures you are expected to follow if you believe there has been a violation of applicable law or of our Standards of Business Conduct (including the Corporate Integrity Agreement) or if you have any other concern or question regarding compliance. Never hesitate to ask a question or report a concern. Your questions may help us pinpoint areas of conduct that need further review and clarification.

Speak with a Supervisor

You are encouraged to discuss problems or concerns with your supervisor or another member of your facility’s management team. Typically, situations can be resolved at this level.

Speak with the Human Resources Department

If your question or concern involves your supervisor, or if you feel your supervisor has not addressed your concern adequately, contact your facility’s Human Resources Department (inpatient) or the Corporate Human Resources Department (other divisions). The Corporate Human Resources Department can be reached at 800 765-4772, Ext. 4725.

Compliance Hotline

While compliance matters can often be resolved at the local level or through the Human Resources Department, the Compliance Hotline provides another way to address compliance concerns that might not be adequately resolved and generally provides another means of reporting compliance concerns or getting information or advice anonymously. To reach the Compliance Hotline, call 888 800-2577. The Compliance Hotline operates 24 hours a day, 365 days a year. The Compliance Hotline is staffed by specially trained employees of a professional organization independent of HEALTHSOUTH. Your call – which can be anonymous, if you choose – will be treated with respect and consideration. The Compliance Hotline has a speaker of Spanish available at all times, and its staff has access to interpreters of numerous other foreign languages.

When you call the Compliance Hotline, here is what you can expect:

•	Your question or concern will be taken seriously and will be handled anonymously if you so request.

•	Your prior efforts to resolve your concerns or questions through established protocol will be reviewed. You may be asked for details of any discussion you have had with facility management and/or Human Resources. Please have names and dates available for the Compliance Hotline personnel.

•	Your request for information or action will be handled promptly and professionally.

•	Please understand if you tell others outside the Compliance Hotline of your call (i.e., coworkers or friends), your anonymity cannot be protected.

•	Your call will help us identify HEALTHSOUTH policies and procedures that may need review and/or revision.

By Mail

You may also send your concerns to the Corporate Compliance Office via letter or fax at:

HEALTHSOUTH Corporation

Corporate Compliance Office

P.O. Box 380243

Birmingham, Alabama 35238

Facsimile: (205) 970-4854

Board of Directors

In addition, if your issue involves the CEO or anyone charged with supervising the compliance process, you have the option of communicating in writing directly to the Audit, Compliance or Nominating / Corporate Governance committees of the Board of Directors. All such written communication should be directed to:

HEALTHSOUTH Corporation

Board of Directors

P.O. Box 382827

Birmingham, Alabama 35238

Human Resource Matters

The Compliance Hotline and the Corporate Compliance Office are not intended as substitutes for facility management or Human Resources Department involvement in human resource issues, but are to serve as additional safeguards to ensure HEALTHSOUTH is “doing the right thing.” For this reason, you are urged to report your concern to a supervisor or to the Human Resources Department before contacting the Compliance Hotline or the Corporate Compliance Office.

Our Commitment to You

Open Door Policy

The foundation of our compliance effort is openness, accessibility and discussion within the HEALTHSOUTH community. We encourage employees to present ideas, raise concerns and ask questions — especially those of a legal or ethical nature, but also those relating to quality of work. All managers are responsible for supporting this policy by maintaining an “open door” for their direct reports and other employees who may reach out to them.

Confidentiality

It is essential that you feel secure when participating in the Corporate Compliance and Ethics Program. Therefore, confidentiality is a priority and every effort will be made to protect your identity whenever you interact with any element of the Program. In some instances, however, it may be impossible to keep your identity confidential because of the demands of conducting a thorough investigation or because of certain legal requirements. If you are concerned about confidentiality, you may consider placing an anonymous call to the Compliance Hotline, but be aware that, in some cases, we may be unable to effectively investigate the matter unless you reveal your identity. Also know that we must protect the privacy of any individuals you accuse of wrongdoing. We may not be able to tell you of specific action taken against other individuals.

Non-Retaliation Policy

Neither HEALTHSOUTH nor its individual management members will take retaliatory action against any employee who, in good faith, appropriately reports a concern to management, the Human Resources Department, the Corporate Compliance Office or the Compliance Hotline.

Standards of Business Conduct

Your Responsibility: It is your responsibility to familiarize yourself with the laws and regulations that affect you in the performance of your job.

Fraud and Abuse: Questions to Ask

Asking yourself the following questions may help you to determine if the proposed arrangement with a referral source may violate the federal fraud and abuse laws:

•	Is one purpose of the proposed transaction to increase referrals?

•	Would you enter into the arrangement on the same terms with a party who was not in a position to make referrals? Would you offer the same price or compensation to a party who was not in a position to make referrals?

•	Overall, is the benefit to the referral source greater than the corresponding benefit to HEALTHSOUTH?

Our Business

Our Goals: HEALTHSOUTH’s goal is to provide quality, comprehensive and cost effective healthcare services that meet the needs and expectations of our patients, the community and our investors.

Our Commitment: We intend to achieve this:

•	by complying with all healthcare laws and regulations;

•	by striving to provide quality services using the best resources available;

•	by honoring patients’ rights;

•	by acting ethically and with integrity in all of our business relationships; and

•	by competing in the marketplace lawfully.

Compliance with Laws and Regulations

HEALTHSOUTH will operate all aspects of its business in compliance with all applicable laws and regulations.

•	We will comply with all applicable laws and regulations in all jurisdictions that affect our business.

•	We will comply with all applicable federal healthcare program requirements, including the fraud and abuse laws and billing and coding standards.

•	We will not pursue any business opportunity that requires us to act illegally.

Fraud and Abuse

•	We will not ask for or receive, or give or offer to give, anything of value to induce or as a reward for the referral of patients or services. Kickbacks, bribes, rebates, compensation or benefits of any kind intended to induce or reward referrals or influence purchasing decisions are strictly prohibited. Violations of the Anti-Kickback Statute carry criminal penalties. Please also see “Conflicts of Interest” on page 14 and “Gifts” on page 15 of this booklet.

•	We will not make any payment or provide any benefit to clinicians and referral sources other than in connection for actual services rendered and at fair market rates.

•	We will collect and maintain documentary evidence to show that any payment made or benefit provided to clinicians or referral sources was provided at fair market rates.

•	We will ensure that all arrangements with an actual or potential patient referral source will be in writing and approved by management.

Protection of Patient Information

•	We will comply with all state and federal laws and regulations regarding the protection of confidential patient information, including the Health Insurance Portability and Accountability Act or HIPAA. HIPAA provides a national standard for maintaining the confidentiality of certain patient information.

Billing and Coding

•	We will only submit for payment or reimbursement claims for services actually rendered and that are fully documented in patients’ medical records.

•	We will only submit for payment or reimbursement claims for services using billing codes that accurately describe the services provided and the persons and entities providing treatment.

•	We will ensure that all requests for payment or reimbursement comply with all applicable laws and regulations, and all requirements of any third-party payor.

•	We will not submit any claims for payment or reimbursement that are false, fraudulent, inaccurate or fictitious.

•	We will only submit claims for services based on documented medical necessity.

•	We will take immediate steps to alert appropriate HEALTHSOUTH management, third-party payors and regulatory authorities if inaccuracies are discovered in claims that have been submitted for reimbursement.

•	We will promptly refund any money received that is not due to us.

•	We will not make false or misleading statements to government agencies or other payors.

Quality Services

HEALTHSOUTH is committed to delivering high-quality services and patient care.

•	We will strive to provide comprehensive services that meet the needs of our patients.

•	We will provide medical services that are safe, approved by all applicable authorities and are in compliance with all applicable laws, regulations and professional standards.

•	We will only provide services that are requested or which are medically necessary.

•	We will only use properly licensed and credentialed personnel to provide medical services.

•	All personnel performing medical services will have the experience and expertise to perform that medical service.

•	We will not knowingly employ or contract with any individual or entity that is excluded from participation in any federal or state medical program.

•	We will frequently assess our clinical protocols to ensure compliance with current practice standards.

•	We will only use quality equipment and supplies from reputable companies.

•	In providing our services, our personnel will not discriminate based on race, color, religion, sex, age, marital status, national origin, veteran status or disability or any other factor protected by the law.

•	All medical decisions will be based on medical necessity. They will be independent of all external factors, including compensation of personnel and clinicians.

•	We will ensure that admissions, transfers and discharges are medically appropriate.

•	We will strive to respond effectively and promptly to the changing healthcare environment.

What are some things patients are entitled to?

•	Patients may actively participate in decision-making regarding all aspects of their treatment and care.

•	Patients may refuse treatment to the extent permitted by law and to be informed of the consequences of doing so.

•	Patients may voice their opinions about the services and care they receive.

•	Patients may receive information about our policies and procedures and about our charges. They do not have the right to receive confidential information about our business.

•	Patients may know the identity and qualifications of all personnel who provide services for them.

What is a Conflict of Interest?

A conflict of interest exists when your private interest interferes in any way with the interests of HEALTHSOUTH. A conflict situation can arise when you take action or have interests that may make it difficult for you to perform your work for HEALTHSOUTH objectively and effectively. Conflicts of interest may also arise when you, or members of family, receive improper personal benefits as a result of your position with HEALTHSOUTH.

Treatment of Patients

HEALTHSOUTH is committed to treating all patients with consideration and respect.

•	We will endeavor to promptly and courteously answer all questions from patients and, as permitted by applicable confidentiality laws, their families and caregivers.

•	We will provide patients with adequate and accurate information concerning clinical procedures and treatments so they may make informed decisions.

•	We will honor all patients’ rights and the rights of their families and caregivers.

•	We will only discuss a patient’s condition, care, treatment, personal affairs or records with the attending physician, with persons authorized by the patient to receive such information and with the personnel who require access to such information to perform their duties. Employees who do not require patient information to perform their duties should not be permitted access to such information.

•	Upon arrival at one of our facilities, we will provide patients and their families with a detailed notice of how their personal medical information may be used and their rights under the privacy laws and regulations.

•	We will take all reasonable measures to protect the confidentiality of our patient’s medical, financial and other personal information and to prevent the unauthorized disclosure of such information unless required by applicable law, rule or regulation or legal or regulatory process.

•	We will safeguard the property of patients.

•	We will maintain complete and accurate patient medical records.

Acting Ethically and with Integrity

HEALTHSOUTH is committed to acting honestly and fairly in all aspects of its business.

•	We will not pursue any business opportunity that requires us to act in a manner that violates our professional ethics.

•	We will be truthful and straightforward in our advertising.

Conflicts of Interest

•	We will take reasonable steps to avoid conflicts, or the appearance of conflicts, between our private interests, the interests of HEALTHSOUTH, and our official responsibilities and performance of our duties.

•	We will avoid engaging in any situations that may create an actual conflict, or the appearance of conflict, of loyalty or interest, unless approved in advance by the Compliance Committee of the Board of Directors. This includes the investment in, or other financial arrangements with, companies with which HEALTHSOUTH may be doing business now or in the foreseeable future.

•	We will disclose to the Corporate Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

•	We will NOT hold other jobs if such activity is expressly prohibited by contract or if an actual or potential conflict of interest is created by such other employment. In general, HEALTHSOUTH allows employees to hold other jobs as long as such employees can effectively meet the performance standards for the HEALTHSOUTH job.

•	We will not have any association or connection with another organization that might result in any conflict with the purposes, aims or goals of HEALTHSOUTH.

•	We will not ask for or receive, or give or offer to give, any gifts or payments (in cash or otherwise) that may create a conflict of interest or the appearance of a conflict. See the “Gifts” section below for further clarification of the HEALTHSOUTH gift policy.

•	We will do business only with individuals and companies on the basis of HEALTHSOUTH’s best interests.

Bribery and Corruption

•	We will not give or accept any benefit that is intended to influence or reward our decision to conduct business with any party.

•	We will not bribe or offer inducements to any governmental or political official anywhere that we do or are seeking to do business.

Gifts

•	We will not give any cash or cash equivalents to any referral source. A cash equivalent gift includes checks, stocks, bonds, or any other item readily converted into cash or merchandise such as gift certificates or airline frequent flyer miles.

•	We will not give any gifts or benefits with a total value exceeding $300 per calendar year to any referral source or immediate family member or employee of a referral source. A gift can include merchandise, meals, and other items such as tickets to sporting events, concerts or the theater. Gifts in excess of this limit may be considered a violation of the fraud and abuse laws. See “Compliance with Laws and Regulations — Fraud and Abuse” on page 12 of this booklet.

•	We will not accept any cash or cash equivalents as gifts.

•	We and our immediate family members will not accept any gifts from vendors or potential vendors, except for meals that do not exceed $25 per meal per person at which HEALTHSOUTH business is discussed. The total amount of all such meals for an employee and his or her immediate family from any vendor shall not exceed $300 total in any calendar year. Requests by vendors to participate in organized charity events, such as attending luncheons and similar events, are permitted and not included in the $300 limit. Holiday gifts of food with a value of $25 or less are permitted if shared with other employees.

•	We will not accept any gifts or tips from our patients, except for gifts of food that are shared with other employees.

Our gift policy is designed to ensure that employees do not receive any unreasonable personal benefit from people we do business with and will act only in the best interest of HEALTHSOUTH. You should seek guidance if you have questions.

Your Responsibility.

If you give a gift, it is your responsibility to assure yourself that the value of the gift you give, when added to the value of all other gifts given by us (all personnel in all divisions) does not exceed the $300 per calendar year limit.

Q:	Is the food that we provide in physician lounges or at staff meetings considered a gift or benefit subject to the $300 limit?

A:	No

Q:	Are continuing education benefits and other items given to medical staff members to facilitate their medical staff duties or to physician partners or co-owners to facilitate the exercise of their ownership duties considered a gift or benefit subject to the $300 limit?

A:	No, generally not, provided the benefit is given to enable the recipient to perform his or her duties. If given solely or principally for any other purpose or if the majority of the value of the benefit does not flow to our business, then the gift or benefit should be included in the $300 limit consideration.

An illegal substance includes all chemical substances, narcotics, controlled drugs, illicit drugs or any restricted drugs listed or described in the laws of the jurisdictions where we conduct business.

Q:	One of the physicians who performs surgeries at my medical facility has been coming into the operating room with alcohol on his breath. While he seems to be able to perform the surgery, I am worried that his performance may be impaired. I am afraid to confront him as he is a very successful, busy doctor who brings many cases to our facility. What should I do?

A:	If the physician has an alcohol problem, he could be compromising his own health and the health and safety of his patients and our employees. If you have serious concerns, you should raise it with your manager or use one of the other methods discussed in the section headed “How To Report a Possible Violation” of this Booklet to report your concerns.

Our Working Environment

Our Goals: HEALTHSOUTH is committed to creating and maintaining a work environment where people are treated fairly and with respect, and where they can perform their jobs safely and are encouraged to reach their individual potential.

Our Commitment: We intend to achieve this:

•	by protecting the health and safety of all employees;

•	by promoting a positive and harassment-free environment and by treating all employees honestly, fairly and equitably; and

•	by encouraging open and full communication.

Health and Safety

HEALTHSOUTH is committed to providing a safe environment for its patients, employees and visitors.

•	We will take reasonable precautions to ensure the safety of all personnel, patients and visitors on our properties. If you feel threatened or unsafe you should remove yourself from the situation and report the circumstances to your supervisor immediately.

•	We will maintain a workplace free of violence and unauthorized weapons. We will not bring unauthorized weapons or firearms onto any HEALTHSOUTH property. If you discover any weapon or firearm on any of our properties, you should report it immediately to your supervisor.

•	We are committed to maintaining a substance-abuse-free working environment. We will not use or permit any service provider to use, be in possession of or under the influence of alcohol or illegal substances while working on our premises.

•	We will handle hazardous waste and other dangerous materials in accordance with all applicable laws and regulations.

•	We will ensure that pharmaceuticals are properly ordered, stored, secured, used and inventoried. We will promptly report missing supplies or drugs to management.

•	We will immediately report to a supervisor all accidents involving injury to a patient, employee or visitor.

•	We will become familiar with all safety and emergency plans. Information on fire, disaster, emergency and safety regulations is available in each facility. It is your responsibility to ensure that you know where these are and that you read and understand them.

A Positive Environment

HEALTHSOUTH is committed to fostering a fair and supportive working environment.

•	We will treat everyone with respect and consideration.

•	We will not tolerate unfair treatment or harassment of any type. If you become aware of any possible unlawful harassment, whether you are directly affected or not, you should advise your supervisor, the Human Resources Department or the Corporate Compliance Office or contact the Compliance Hotline.

•	We will conform to the standards of our professions and exercise reasonable judgment and objectivity in the performance of our duties.

•	We will ensure that everyone is given equal employment and advancement opportunities regardless of race, color, religion, sex, age, marital status, national origin, veteran status or disability or any other factor protected by the law. This policy relates to all personnel matters, such as compensation, benefits, training, promotions, transfers, layoffs and recalls from layoffs.

•	We will not sign or witness legal documents for patients or visitors while on duty. We will only sign documents in our capacity as HEALTHSOUTH employees if we are expressly authorized to do so. You may expose yourself to personal liability if you sign a document you are not authorized to sign.

•	We will show proper respect and consideration for one another regardless of position or status.

•	We understand that our work areas (desks, offices, cubicles, etc.) and all company property (computers, vehicles, etc.) are the property of HEALTHSOUTH, and as such, are subject to search by management at any time.

Open and Full Communication

HEALTHSOUTH encourages open and honest communication.

•	We are responsible for sharing ideas, resolving problems or concerns and treating all opinions with respect and consideration.

•	We will raise legitimate questions or concerns in an appropriate and efficient manner.

•	We will strive to understand the duties, responsibilities and challenges that face our colleagues.

•	We will respond to all questions in a timely and courteous manner.

Unfair treatment includes any unlawful discriminatory practices and harassment on the basis of sex, age, race, color, national origin, religion, disability or any other factor protected by law. Unlawful harassment can include, but is not limited to, slurs, epithets, threats, derogatory comments and unwelcome jokes or comments. Additionally, unlawful harassment can include verbal and physical conduct of a sexual nature by any employee, supervisor or manager, including sexual advances, requests for sexual favors, uninvited touching or sexual comments, which tend to create an intimidating, hostile or offensive work environment. Refer to the Employee Handbook for additional information on prohibited practices and reporting harassment.

While it is the primary responsibility of HEALTHSOUTH’S CEO and senior financial officers to provide full, fair, accurate, timely and understandable disclosure in reports and documents that HEALTHSOUTH files with or submits to the Securities and Exchange Commission and in its other public disclosures, it is everyone’s responsibility to assist the CEO and senior financial officers in fulfilling these responsibilities by ensuring that the information underlying the disclosures is complete and truthful. If you have any concerns regarding questionable accounting or auditing matters, you should report them by calling the Compliance Hotline. See page 8 of this booklet.

Our Company; Our Assets; Our Future

Our Goals: HEALTHSOUTH is committed to operating in the best interest of the company and our investors, being forthright about our operations and our performance, and exercising care in the use of our assets and resources.

Our Commitment: We intend to achieve this:

•	by keeping accurate and complete books and records;

•	by maintaining an effective system of controls over our business, operational and financial information and public disclosures;

•	by taking steps to safeguard our assets; and

•	by providing accurate information about our business to our employees, government regulators and the public.

Books and Record Keeping; Internal Controls

HEALTHSOUTH is committed to maintaining complete and accurate books and records and providing full, accurate, timely and understandable information about its business to the public.

•	We will maintain all business-related books and records in accordance with applicable laws, rules and regulations.

•	We will ensure that all company business data, reports and records are completely, accurately and timely filed.

•	We will provide full, fair, accurate, timely and understandable information in all reports and documents that we file with or submit to the Securities and Exchange Commission and in our other public communications.

•	We will report any material information of which we may become aware that affects the disclosures made by HEALTHSOUTH in its public filings.

•	We will report any questionable accounting or auditing matters of which we become aware.

•	We will take all reasonable measures to protect the confidentiality of non-public information about HEALTHSOUTH obtained or created in connection with our activities and to prevent unauthorized disclosure of such information unless required by applicable law, rule or regulation or legal or regulatory process.

•	We will not trade on or “tip” others about material non-public information regarding HEALTHSOUTH, our vendors or other organizations involved in conducting our business.

•	We will not communicate any internal or non-public company information to the media or any outside person unless expressly authorized by executive management.

•	We will not directly or indirectly take any action to fraudulently influence, coerce, manipulate or mislead HEALTHSOUTH or its subsidiaries. We will take all reasonable steps to ensure that information provided to our independent auditors is not inaccurate or misleading.

Protection of Property

HEALTHSOUTH is committed to protecting its assets against misuse, loss and theft, and to respecting the property of others.

•	We will be personally responsible and accountable for the proper expenditure of HEALTHSOUTH funds and the proper use of HEALTHSOUTH property. You may expose yourself to personal liability if you expend funds or authorize another to expend funds without proper authorization.

•	We will obtain approval by the appropriate senior management prior to commitment or expenditure of any HEALTHSOUTH funds.

•	We will follow established internal control procedures in handling and recording all funds and property.

•	We will preserve HEALTHSOUTH’s assets, property, facilities, equipment and supplies.

•	We will dispose of surplus, obsolete or unusable property only in accordance with HEALTHSOUTH policies and procedures. Unauthorized removal or disposal of property is prohibited.

•	We will productively use time while at HEALTHSOUTH. We will not conduct activities on company time that are unrelated to company business.

•	We will not copy or communicate confidential business information (such as policies and procedures, facility listings, organizational charts, financial information, patient and provider information) to unauthorized persons either within or outside of the company.

•	We will not permit any unauthorized use of HEALTHSOUTH computer systems or software.

•	We will not install unlicensed or unapproved software on HEALTHSOUTH computers, or HEALTHSOUTH software on unapproved computers.

•	We will promptly report missing company property as well as any unusual circumstances surrounding the disappearance of company assets.

•	We will not use the property of others without their consent.

The Standards of Business Conduct apply to all HEALTHSOUTH directors, officers and employees. You will be held accountable for your adherence to these Standards. Failure to observe these Standards may result in disciplinary action, up to and including termination of employment, and violations of these Standards may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and HEALTHSOUTH.

All directors, officers and employees are required to read and acknowledge in writing that they understand these Standards. A form for this acknowledgement is attached to this booklet. You must sign and return the form to the administrator of your facility or, if you are employed at the corporate office, to the Human Resources Department.

Please refer to the Employee Handbook for additional information on protecting our property. If you become aware of any possible issue you should advise your supervisor, the Human Resources Department, the Corporate Compliance Office or contact the Compliance Hotline.

HEALTHSOUTH®

One HealthSouth Parkway
Birmingham, Alabama 35243

healthsouth.com

One HealthSouth Parkway

Birmingham, Alabama 35243

healthsouth.com